Exhibit 99.1

Vantage Drilling International Reports First Quarter Results for 2018

HOUSTON, May 4, 2018 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss of approximately $32.1 million or $6.43 per share for the three months ended March 31, 2018 as compared to a net loss of $36.5 million or $7.30 per share for the three months ended March 31, 2017.

As of March 31, 2018, Vantage had approximately $197.7 million of cash, including $5 million of restricted cash, compared to $195.5 million at December 31, 2017.

Ihab Toma, CEO, commented. “I am pleased to report our improved overall company performance, with revenues up 37% from the comparable quarter in the prior year.  This increase is a direct result of our industry leading utilization with six of our seven high specification assets being contracted during the quarter. In addition, with the earlier announced follow on contract for the Topaz Driller in Gabon, we have added an additional $16.7 million in backlog.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and four premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.  Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

     Thomas J. Cimino

     Chief Financial Officer

     Vantage Drilling International

     (281) 404-4700

Vantage Drilling International
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2018	2017
Revenue
Contract drilling services	$51,595	$38,056
Management fees	301	401
Reimbursables	5,767	3,592
Total revenue	57,663	42,049
Operating costs and expenses
Operating costs	40,985	28,998
General and administrative	7,354	11,479
Depreciation	17,868	18,439
Total operating costs and expenses	66,207	58,916
Loss from operations	(8,544)	(16,867)
Other income (expense)
Interest income	221	141
Interest expense and other financing charges	(19,271)	(18,899)
Other, net	(570)	552
Total other expense	(19,620)	(18,206)
Loss before income taxes	(28,164)	(35,073)
Income tax provision	3,973	1,426
Net loss	$(32,137)	$(36,499)
Net loss per share, basic and diluted	$(6.43)	$(7.30)
Weighted average successor ordinary shares outstanding, basic and diluted	5,000	5,000
Vantage Drilling International
Supplemental Operating Data
(Unaudited, in thousands, except percentages)
	Three Months Ended March 31,
	2018	2017
Operating costs and expenses
Jackups	$14,463	$12,862
Deepwater	19,812	11,056
Operations support	3,127	2,969
Reimbursables	3,583	2,111
	$40,985	$28,998

Utilization
Jackups	86.2%	50.0%
Deepwater	53.9%	33.3%

Vantage Drilling International
Consolidated Balance Sheet
(In thousands, except share and par value information)
(Unaudited)

	March 31, 2018	December 31, 2017

ASSETS
Current assets
Cash and cash equivalents	$192,739	$195,455
Restricted cash	5,000	-
Trade receivables	38,881	45,379
Inventory	44,144	43,955
Prepaid expenses and other current assets	11,036	13,207
Total current assets	291,800	297,996
Property and equipment
Property and equipment	904,111	904,584
Accumulated depreciation	(158,942)	(141,393)
Property and equipment, net	745,169	763,191
Other assets	20,227	21,935
Total assets	$1,057,196	$1,083,122

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$41,717	$39,666
Accrued liabilities	21,363	25,117
Current maturities of long-term debt	1,430	4,430
Total current liabilities	64,510	69,213
Long–term debt, net of discount and financing costs of $43,744 and $56,174	929,911	919,939
Other long-term liabilities	18,137	17,195
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 5,000,053 shares issued and outstanding	5	5
Additional paid-in capital	373,972	373,972
Accumulated deficit	(329,339)	(297,202)
Total shareholders' equity	44,638	76,775
Total liabilities and shareholders’ equity	$1,057,196	$1,083,122

Vantage Drilling International
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(32,137)	$(36,499)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	17,868	18,439
Amortization of debt financing costs	117	117
Amortization of debt discount	12,313	12,191
Amortization of contract value	1,556	—
PIK interest on the Convertible Notes	1,912	1,890
Share-based compensation expense	1,745	780
Deferred income tax (expense) benefit	419	(1,789)
Gain on disposal of assets	(2,682)	—
Changes in operating assets and liabilities:
Trade receivables	6,498	1,207
Inventory	(189)	293
Prepaid expenses and other current assets	120	(951)
Other assets	(383)	1,434
Accounts payable	2,051	1,668
Accrued liabilities and other long-term liabilities	(6,292)	(401)
Net cash provided by (used in) operating activities	2,916	(1,621)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(19)	(2,156)
Proceeds from sale of Vantage 260	4,845	—
Net cash provided by (used in) investing activities	4,826	(2,156)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(5,458)	(358)
Net cash used in financing activities	(5,458)	(358)
Net (decrease) increase in cash and cash equivalents	2,284	(4,135)
Cash and cash equivalents—beginning of period	195,455	231,727
Cash and cash equivalents—end of period	$197,739	$227,592